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                                  EXHIBIT (8)
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                            LEWIS, RICE & FINGERSH

                          A LIMITED LIABILITY COMPANY

                               ATTORNEYS AT LAW

                          500 N. BROADWAY, SUITE 2000
                        ST. LOUIS, MISSOURI 63102-2147

                              TEL (314) 444-7600
                              FAX (314) 241-6056

                               January 24, 1997
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Board of Directors
L&B Financial, Inc.
306 North Davis
Sulphur Springs, Texas 754482

Attention:  E.L. Ashcroft, III, Chairman

Board of Directors
Jefferson Savings Bancorp, Inc.
14915 Manchester Road
Ballwin, Missouri 63011

Attention:  David V. McCay, Chairman

     RE: Merger of L & B Financial, Inc. into Jefferson Savings AcquisitionCo, Inc.


Gentlemen:

     You have requested our opinions as to the federal income tax consequences of the proposed merger (the "Merger") of L & B Financial, Inc. ("L & B") into Jefferson Savings AcquisitionCo, Inc. ("Holding Company") pursuant to the Agreement and Plan of Merger, dated September 25, 1996, ("Merger Agreement"), by and among Jefferson Savings Bancorp, Inc. ("Jefferson"), L & B and Holding Company.

     In issuing the opinions set forth in this letter, we have relied upon (1) the factual representations made by Jefferson Holding Company and First Federal Savings Bank of North Texas ("Subsidiary"), each dated November 27, 1996 and the factual representations made by L & B and Loan & Building State Savings Bank ("Bank"), each dated January 22, 1997 (the "Representations"), (2) the Merger Agreement, (3) the Agreement to Merge, dated January 7, 1997, between Bank and Subsidiary and joined in by Jefferson, ("Subsidiary Merger Agreement") and (4) the facts, information and documentation set forth in the Registration Statement on Form S-4 of Jefferson filed with the Securities and Exchange Commission in connection with the Merger ("Registration Statement").

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                            LEWIS, RICE & FINGERSH

January 24, 1997
Page 2


     The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Merger Agreement, the Subsidiary Merger Agreement, the Representations, and the Registration Statement. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of the existing provisions of the Internal Revenue Code of 1986, as amended ("Code"), currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinions. We assume no obligation to update our opinions for any deletions or additions to or modification of any law applicable to the Merger.

     The following opinions reflect our legal judgment solely on the issues discussed herein. The issues in this matter are complex. There are no published cases, rulings, regulations or administrative positions directly on point to support the opinions set forth herein. The Internal Revenue Service, however, has issued private letter rulings to taxpayers in substantially similar situations which held favorably for the taxpayers. While private letter rulings provide guidance on the Internal Revenue Service position on issues, they cannot be relied on by other taxpayers and do not extend to transactions other than the transactions described therein. Accordingly, we cannot assure you that the Internal Revenue Service will agree with the opinions expressed herein, nor can we assure you that a court of competent jurisdiction will agree with such opinions.

     Based on the authority described above and on our review of the Merger Agreement, the Subsidiary Merger Agreement, the Representations and the Registration Statement, and that the transactions described therein are completed as described, our opinions as to the federal income tax consequences of the Merger are as follows.

     1.  The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

     2. Pursuant to Section 356(a)(1) of the Code, gain will be realized by each shareholder of L & B Common who receives both Jefferson common stock and cash in exchange for his L & B common stock and will be recognized, but not in excess of the amount of cash received.

     3. Pursuant to Section 358(a)(1) of the Code, the aggregate tax basis of the Jefferson common stock received by each
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                            LEWIS, RICE & FINGERSH

January 24, 1997
Page 3

shareholder of L&B will be the same as the aggregate tax basis of the L&B common stock surrendered in exchange therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount, if any, of gain recognized by the shareholder in the exchange.

     4. Pursuant to Section 1223(1) of the Code, the holding period of Jefferson common stock received by each shareholder of L&B will include, in each instance, the period during which the L&B shareholder held the L&B common stock surrendered in exchange therefor, provided that such L&B stock is held as a capital asset in the hands of such L&B shareholder on the date of the exchange.

     We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state or local tax consequences with respect to the Merger. We express no opinion with respect to any tax consequences relating to the merger of Bank into Subsidiary.

     The shareholders of L&B should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or any other tax considerations not expressly mentioned herein.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Lewis, Rice & Fingersh, L.C.

                                            LEWIS, RICE & FINGERSH, L.C.